Exhibit 10(y)

July 13, 2007

Re: Agreement and Release

Dear Moosa:

This letter Agreement contains the terms of your separation from employment with Presstek, Inc. ("the Company") and the mutual release between you and the Company (the "Agreement")

1. Employment Status and Final Payments:

(a)
Your termination from employment with the Company will be effective as of February 27, 2007, (the "Termination Date"). As of the Termination Date, any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.

(b)	You will be paid all earned time accrued but unused as of the Termination Date on the next regularly scheduled biweekly cycle after the signing of this Agreement.

(c)
The date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") will be February 27, 2007, and if enrolled, the Company's administrator, ADP Benefit Services, will present you with information on COBRA under separate cover. The Company will make the COBRA payments for the period of March 1, 2007 through and including February 29, 2008. Thereafter, the payment of COBRA premiums will be solely your responsibility.

(d)
You will continue to receive all benefits under section 6 of the Employment Agreement dated February 2, 2005, through the term of the Employment Agreement, i.e. February 2, 2008, and any other benefits enumerated herein. This includes, automobile allowance, dental, and stock options.

(e)	The Company agrees to pay you an additional lump sum of $ 23,500.00. This payment will be made within 10 business days of receipt by the Company of this Agreement signed by you.

(f)	All vested options granted to you pursuant to the 2003 Plan will continue to be exercisable for the period 10 years from the date of grant as provided for in the Plan.

2. Separation Pay:  In addition, the Company agrees that it will pay you a lump sum severance payment in the amount of $275,000, less applicable taxes. This payment will be made within 10 business days of receipt by the Company of this Agreement signed by you.

3. Benefits:  All current medical, fringe and other benefits set forth in Paragraph 6 or elsewhere in the Employment Agreement will be paid through February 29, 2008, subject to the provisions of Paragraph 1(c) of this agreement. Thereafter, medical and/or dental insurance coverage shall be continued only to the extent required by COBRA and only to the extent you make timely premium payments. As previously stated, you will receive COBRA information under separate cover.

4. Release:  In exchange for the amounts and undertakings described in this Agreement, which are in addition to anything of value which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and in return for your execution of this release, the Company and you, together with their representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise and discharge each other, and their respective affiliates, predecessors, successors or assigns, and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities, from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This mutual release is intended by the parties to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, including any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

5. Period for Review and Consideration of Agreement:

(a) You acknowledge that you were informed and understand that you have twenty- one (21) days to review this Agreement and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(c)	After review of your legal rights with respect to the 21-day review period with your legal counsel, you voluntarily waive the 21-day review period.

6. Company Files. Documents and Other Property:  You agree that within twenty days of the execution of this Agreement you will return to the Company all Company property and materials, other than your laptop computer, desktop computer, and domestic cellular telephone. You may retain the Verizon wireless card through February 2, 2008, provided, however, that should you secure employment with, or be otherwise engaged with, another company or firm before February 2, 2008, you will not use the Verizon wireless card for any business conducted on behalf of such other company or firm. Other items to be returned to the Company include, but are not limited to, international cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company ("Company Property"). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

7. Litigation:  In addition, the Company will continue to represent you at no cost to you in the Civil Action now pending in the United States District Court for the District of New Hampshire captioned Sloman v. Presstek, et al, Docket No. 1-06-cv-377. Counsel assigned to that case will communicate with you directly. In addition, with respect to this litigation and any other litigation in which you are involved or which may be brought in the future, you will continue to be indemnified and defended, including reasonable counsel fees, by the Company to the maximum extent provided in the corporate charter and other relevant documents.

8. Resignation from Offices and Boards.  By executing this Agreement, you resign from any and all offices with the Company and any of its subsidiaries or related companies, including, but not limited to, your position(s) as officer and/or director of such subsidiary or related company. Upon the execution of this Agreement, you shall have no legal relationship with the Company or any of its subsidiaries or related companies. You will provide such evidence of resignation for such subsidiaries or related companies as may be required by the Company.

9. Representations and Governing Law:

provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(b)           This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New Hampshire and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of the State of New Hampshire, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in New Hampshire, and you hereby submit to the jurisdiction and venue of any such court.

(c)           You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of, or be an obligation of, as the case may be, the Company's successors and assigns.

Very truly,

Presstek, Inc.

By: /s/ Jeffrey Jacobson_________
Jeffrey Jacobson
Chief Executive Officer

I represent that I have read this Agreement, that I fully understand the terms and conditions of such Agreement and that I am knowingly and voluntarily executing the same. In entering into this Agreement, I do not rely on any representation, promise or inducement made by the Company or its representatives with the exception of the consideration described in this Agreement.

Accepted and Agreed to:

/s/ Moosa E. Moosa                                                                7/13/07
Moosa E. Moosa                                                                Date

/s/                                7/13/07
Witness                                                      Date

IF MR. MOOSA DOES NOT WISH TO USE THE 21-DAY PERIOD,
PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

I, Moosa E. Moosa, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c) you have been advised that you have at least 21 days within which to consider the terms of this Agreement and you acknowledge that you have been advised of your right to consult with your counsel of choice prior to executing this Agreement and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d) you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(e) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

Dated:                       7/13/07                                           Date:                                /s/

/s/ Moosa E. Moosa

Moosa E. Moosa                                                                                                Witness Signature